Exhibit 4.1

[EVERGREEN LETTERHEAD]

August 20, 2010

{WARRANTHOLDER}

Re:	Common Stock and Warrant Purchase Agreement Dated as of March 28, 2002, as amended (the “Purchase Agreement”)

Gentlemen:

Reference is made to the Purchase Agreement and the common stock purchase warrants issued pursuant thereto and currently outstanding as listed on Exhibit A attached to this letter (the “Warrants”).

The Warrants have an expiration date of August 21, 2010 (the “Expiration Date”).  The Company has extended the Expiration Date to October 14, 2010.  The Company represents and warrants to each of the holders of the Warrants that all necessary corporate action to authorize the extension of the Expiration Date has been taken and the Company has full power and authority to issue this letter.

For our records, please acknowledge receipt of this letter and your consent to the extension of the Expiration Date of the Warrants to October 14, 2010 by countersigning this letter where indicated below.

EVERGREEN ENERGY INC.

By:______________________________
Thomas B. Stoner, Chief Executive
Officer

The undersigned investors acknowledge and agree to the terms of this letter:

WARRANTHOLDER

By:
Its:

By:

EXHIBIT A

Outstanding Warrants